LIBERTY STAR GOLD CORP.

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118

December 24, 2004	OTC BB: LBTS
NR 10

FOR IMMEDIATE DISSEMINATION

Assay Returns From White Sox Drilling Indicate A Porphyry System And Suggest Direction Of Porphyry Center

Tucson, Arizona – December 24, 2004 –Liberty Star Gold Corp. (the “Company”), (symbol: LBTS.OB) is pleased to announce receipt of assay results on the White Sox initial drilling program. White Sox lies about 9 miles north east of the massive Northern Dynasty Pebble Project (TSX.V: NDM; OTCBB: NDMLF) in Southwestern Alaska.

White Sox, (see last NR) was the target of a 4-hole diamond drill program taking place between October 21 & October 31, 2004; 1,329 feet (405 meters) of diamond core was drilled. Altered and mineralized sedimentary rocks cut by porphyry dikes and quartz veins were intersected. Copper and molybdenum sulphides were visible in some intervals of the core. The alteration, mineralization and intrusive dikes are of the same type as the Pebble deposit approximately 9 miles to the southeast.

Assay values from the split core have been returned from ALS Chemex, a Certified Assay Laboratory in Vancouver, B.C. Canada. The core samples were analysed for forty-eight elements including gold, copper, molybdenum (moly) and silver. Most values were in the low range but these widely spaced holes, approximately 0.6 miles (about 0.95 km) apart, were intended to be a preliminary test of widely spaced IP geophysics and geochemical samples related to magnetic anomalies. The holes have served their purpose in that holes BC 1 and BC 4 intercepted strong sulphides but low to nil copper and moly values while holes BC 2 and 3 which lie between but to the east of BC- 1 & 4 have significantly anomalous values of copper, moly, lead and silver showing higher values in the drill holes in the same interval, related to mineralized fractures, veinlets and dikes. This is characteristic of porphyry deposits where metals are zoned in a bull’s eye fashion with a high moly center, surrounded by copper that is in turn surrounded by lead, then silver and zinc. There are also alteration mineral zones that correspond roughly to the metal zones. This zoning pattern was first understood and described by Dr. John Guilbert (with J David Lowell) as the “Porphyry Copper Model” for which, among other accomplishments, he was awarded the Penrose and Jackling Gold Medals – mining’s highest awards. Dr Guilbert is on the board of directors of Liberty Star Gold Corp. These combinations of metals in the various holes describe patterns that suggest we are on the edge of a porphyry copper-gold-moly-silver center, which lies to the east of the current drill holes. Additional geochem sampling and IP ground electrical survey lines will be concentrated to the east, where the center is thought to be located. The IP lines will be extended to define the other side of the pyrite halo which is thought to surround the mineral center and which holes BC 1 and 4 appear to have intersected the west side of.

In summary, all holes intercepted measurable but low grade gold ranging from 0.5 ppb (parts per billion) to a high of 44 ppb in BC-1; copper ranged from 48 ppm to 564 ppm (or about 0.06%) in drill hole BC- 3; moly ranged from 0.38 ppm in BC-1 to 289 ppm (about 0.03% or higher than the Pebble average grade of moly) in BC-3. Drill hole BC-3 (closer to the mineral center) had 456 ppm (about 0.05%) copper over 8.1 meters between 70.82 and 78.94 meters, and 564 ppm (about 0.06%) copper over 3 meters at a depth of 42 meters.

It is concluded that holes BC 1 and 4 are in the low copper-moly pyrite halo and holes BC-2 and 3 are in the propylitic –phyllic alteration boundary and outer metal halo and closer to the porphyry center.

Coupled with aeromag, IP, and geochemical data, the information from these 4 widely spaced holes is very encouraging. It shows characteristics of the outer portions of a porphyry system and points toward the porphyry center that appears to lie to the east of drill hole BC-3.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,
President/Director

The Company currently holds 981 mineral claims, spanning 237 square miles centered 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast.

Forward Looking Statements

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to obtain additional financing to fund its planned geological exploration program;

(ii)	the inability of the Company’s planned exploration program to identify commercially exploitable mineralization on the Alaska mineral claims;

(iii)	the cost of completion of the Company’s planned exploration program.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.